ICH Corporation
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              9255 Towne Centre Drive, San Diego, California 92121

FOR IMMEDIATE RELEASE
Date:    December 15, 1998
Contact: Investor Relations
         888-826-6424

           ICH Corporation Announces Acquisition of Lyon's Restaurants

San Diego, California, December 15, 1998 - ICH Corporation [AMEX:IH] today announced the closing of its previously announced acquisition of substantially all of the assets of Lyon's Restaurants, Inc. The assets acquired include a chain of 73 family-dining restaurants, located primarily in northern California and operating under the "Lyon's" name, as well as related restaurant equipment, leasehold interests, improvements and the Lyon's trademark. During 1997 the 73 acquired Lyon's restaurants generated total sales of approximately $117 million, for an average unit volume of approximately $1.6 million per location.

The total purchase price of the acquisition was $22.6 million, of which $16.5 million was financed by USRP (Finance) LLC through leasehold mortgage and equipment financing. In connection with that financing, USRP also received warrants to purchase a total of 125,000 shares of ICH common stock. The balance of the purchase price was paid from ICH's working capital.

Commenting on the acquisition, James R. Arabia, President and Chief Executive Officer of ICH said: "We are very excited about ICH's acquisition of the Lyon's restaurant chain. The Lyon's restaurants enjoy a well-deserved reputation for providing high quality food and excellent service at reasonable prices, and we look forward to continuing those traditions. At the same time, we believe that the synergies which will come from combining the Lyon's restaurant operations with ICH's existing restaurant management and operations will result in substantial cost savings and operational improvements at the Lyon's chain, which should ultimately create added value for ICH's shareholders."

ICH is a Delaware holding corporation which, through its operating subsidiaries, currently operates 180 "Arby's" restaurants as well as 73 family-dining restaurants operating under the "Lyon's" name.